UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2015

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Cabot Road, Suite 200 Medford, Massachusetts	02155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Purchase Agreement

On December 19, 2014, Union Federal Savings Bank (“Union Federal”), a wholly owned subsidiary of The First Marblehead Corporation (the “Corporation”), entered into a purchase and assignment agreement (the “Purchase Agreement”) with BofI Federal Bank (the “Purchaser”) and, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12, the Corporation.

On June 5, 2015 (the “Closing Date”), pursuant to the Purchase Agreement, Union Federal sold to the Purchaser all of its FDIC-insured cash deposits maintained by Union Federal, including individual checking, money market savings and CD accounts (collectively, the “Deposits”). On the Closing Date, the Purchaser received approximately $44.6 million in cash and assumed the Deposits at par value with no purchase premium.

The brief description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Purchase Agreement has been included to provide information about its terms and is not intended to provide any other factual information about the Corporation or Union Federal.

Pro Forma Financial Information

In connection with the sale of the Deposits (the “Transaction”), the Corporation has furnished below a narrative description of the pro forma effects of the Transaction in relation to the Corporation’s consolidated balance sheets as of June 30, 2014 and March 31, 2015.

For the pro forma effects, the Deposits are assumed to have been transferred as of the respective balance sheet date and the amounts discussed reflect (1) the removal of the Deposits at their carrying amounts, (2) the outflow of cash corresponding to the amount of Deposits sold and (3) the impact of the Transaction on income taxes payable and retained earnings.

The pro forma effects of the Transaction on the Corporation’s consolidated balance sheets include the following:

•	A decrease in deposits, classified as liabilities of discontinued operations, of $161.0 million as of June 30, 2014 and $108.3 million as of March 31, 2015.

•	A decrease in cash and cash equivalents, classified as assets of discontinued operations, of $161.0 million as of June 30, 2014 and $108.3 million as of March 31, 2015.

•	An increase in income taxes payable, classified as a liability of discontinued operations, of $107 thousand as of June 30, 2014 for additional state income tax expense.

•	An increase in retained earnings of $1.5 million as of June 30, 2014 and $747 thousand as of March 31, 2015.

Pro forma effects on the Corporation’s consolidated statements of operations have not been included as the items are not expected to have a continuing impact on the Corporation’s financial and operating results.

The pro forma adjustments described above are based upon currently available information and upon assumptions that management believes are reasonable. However, these pro forma adjustments have not been audited, are for informational purposes only and do not purport to present what the Corporation’s results would actually have been had the Transaction actually occurred on the dates presented nor project the Corporation’s financial position for any future period.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference under this Item 9.01.

(d)	Exhibits

99.1	Purchase and Assumption Agreement, dated as of December 19, 2014, by and among BofI Federal Bank, Union Federal Savings Bank and, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12, The First Marblehead Corporation*

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Corporation hereby agrees to furnish supplementally copies of any omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: June 11, 2015	By:	/s/ Alan Breitman
Alan Breitman
Managing Director and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Purchase and Assumption Agreement, dated as of December 19, 2014, by and among BofI Federal Bank, Union Federal Savings Bank and, solely for purposes of Sections 7.7 and 7.11 and Articles 10, 11 and 12, The First Marblehead Corporation*

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Corporation hereby agrees to furnish supplementally copies of any omitted schedules upon request by the Securities and Exchange Commission.